Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT FOR

EVITTS RESORT, LLC

A MARYLAND LIMITED LIABILITY COMPANY

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Evitts Resort, LLC, a Maryland limited liability company (the “Company”), is made and entered into on this 22nd day of September, 2011, by and between Lakes Maryland Development, LLC (“Lakes”), a Minnesota limited liability company with an address at 130 Cheshire Lane, Suite 101, Minnetonka, MN 55305, and Addy Entertainment LLC (“Addy”), a Wyoming limited liability company, with an address at 2120 Carey Avenue, Cheyenne, Wyoming 82001, to be effective as of the Effective Date (as defined below); provided however, Lakes and Addy each acknowledge, understand, and agree that this Agreement may be superseded if third parties become additional Members of the Company prior to the Effective Date.

RECITALS

The purpose of the Company is to acquire certain real property and related assets located in Flintstone, Maryland (pursuant to an asset purchase from the Maryland Economic Development Corporation for the hotel lodge and golf course (subject to the existing ground lease and a ground lease with the State of Maryland) and obtain a VLT license issued by the Maryland Video Location Commission subject to Title 9, Subtitle 1A of the State Government Article, Annotated Code of Maryland and, thereafter, to renovate the existing hotel facility, and add a casino to create a premier gaming and entertainment facility (the “Gaming Facility”), with the potential for planned build out and operation of other market driven destination attractions during follow-up phases (the “Follow up Development”). The Gaming Facility together with the Follow up Development shall hereinafter be referred to as the “Project”. Lakes and Addy, each fully understanding the complexity of the Project and the risks and costs related thereto, now desire to enter into this Agreement to develop and operate the Gaming Facility.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, each to the other, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto hereby agree as follows:

SECTION I

DEFINED TERMS

The following capitalized terms shall have the meanings specified in this Section I. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

“Act” means Title 4A, Corporations and Associations Article, Annotated Code of Maryland, as amended from time to time.

“Additional Capital Call Due Date” is defined in Section 3.2.

“Additional Financing” is defined in Section 3.11.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) the Capital Account balance shall be increased by the amounts which the Member is deemed to be obligated to restore pursuant to Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704—2(i)(5) ; and

(ii) the Capital Account balance shall be decreased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, as to any Member, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under direct or indirect common Control with the Member.

“Agency” means the Maryland State Lottery Agency, and/or any other regulatory authority or body or any agency which has, or may at any time after the date hereof have, jurisdiction over the gaming activities at the Gaming Facility, or any successor to any such authority, body or agency.

“Agreement” means this Agreement, as amended from time to time.

“Articles of Organization” means the certificate of formation for the Company, which certificate was filed with and accepted by the Maryland Department of Assessments and Taxation September 20, 2011, a copy of which is attached hereto as Exhibit “A”.

“Asset Purchase Agreement” means the asset purchase agreement executed by and among the Company as purchaser, and Maryland Economic Development Corporation, as seller (and herein after referred to as “MEDCO”).

“Authority” is defined in Section 12.1.1.

“Base Fee” is defined in Section 5.2.2.1.

“Board” means the Board of Directors of the Company as set forth in Section 5.1.1.

“Bona Fide Offer” means an arm’s-length offer from an unrelated third party that has the financial wherewithal to consummate the transaction for which an offer is made.

“Buy/Sell Deposit” is defined in Section 13.1.3.2.

“Buy/Sell Offer” is defined in Section 13.1.3.2.

“Buy/Sell Intent Notice” is defined in Section 13.1.1.

“Buy/Sell Trigger Event” is defined in Section 13.1.1.

“Capital Account” means the account maintained by the Company for each Member in accordance with the following provisions:

(i) a Member’s Capital Account shall be credited with the Member’s Capital Contributions, the amount of any Company liabilities assumed by the Member, the Member’s allocable share of Profit and any other items in the nature of Company income or gain specially allocated to such Member pursuant to the provisions of Section IV (other than Sections 4.3.10 or 4.3.12); and

(ii) a Member’s Capital Account shall be debited with the amount of cash and the fair market value of any Company property distributed to the Member (net of any liabilities secured by such property that the Member is considered to assume or take subject to under Code Section 752), the amount of any liabilities of the Member assumed by the Company, the Member’s allocable share of Loss and any other items in the nature of Company deductions or losses specially allocated to the Member pursuant to the provisions of Section IV (other than Sections 4.3.10 or 4.3.12). If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. In determining the amount of any liability for purposes of subparagraph (i) and this subparagraph (ii), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities secured by such assets that the Company is considered to assume or take subject to under Code Section 752.

“Capital Proceeds” means the net receipts received by the Company from a Capital Transaction.

“Capital Transaction” means (i) any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, Member Loans and Priority Loans, including, without limitation, the proceeds of any grant, proceeds of sales or exchanges or other dispositions of property (including the Properties) not in the ordinary course of business, financing, refinancings, condemnations, recoveries of damage awards, and insurance proceeds, and (ii) any revaluation of Company property pursuant to Section 4.3.11 or any other provision of this Agreement.

“Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves, but excluding Member Loans, Priority Loans and Capital Contributions), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses (including debt service and all taxes) and to pay or establish reasonable reserves for future expenses, debt payments, tax payments, capital improvements and replacements established and funded in accordance with the provisions of this Agreement. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Committed” means the Member has issued a binding commitment letter and has verifiable proof that the funds are available.

“Company” means Evitts Resort, LLC, a Maryland limited liability company, that shall be governed in accordance with this Agreement.

“Contributing Member” is defined in Section 3.9.3.

“Control,” “Controlling” and “Controlled” means, with respect to any specified Person, the power to direct or cause the direction of the management or policies of the controlled Person directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled,” “Controlling” and “Controls” have meanings correlative to the foregoing.

“Drag-Along Member” is defined in Section 6.5.1.

“Drag-Along Right” is defined in Section 6.5.1.

“Dragged-Along Member” is defined in Section 6.5.1.

“EBITDA” means, with respect to the Gaming Facility: net income; plus interest expense; plus income taxes (but not gaming taxes); plus depreciation and amortization; plus losses on disposal; plus any other non-cash expenses.

“Economic Capital Account Balance” means, with respect to a Member as of any date, the Member’s Capital Account balance, increased by the Member’s share of any Company Minimum Gain or Member Nonrecourse Debt Minimum Gain, computed on a hypothetical basis after taking into account all allocations through such date.

“Effective Date” means the date this Agreement is executed by both Members.

“Financed Amount” is defined in Section 3.9.1.

“Facility Loan” means the financing by the Company, as borrower, for any costs of the development and construction of the Gaming Facility.

“Free Transfer Period” is defined in Section 6.4.4.

“Gaming Facility” is defined in the Recitals.

“Improvements” means those certain commercial real estate developments and ancillary and utility structures constructed, and to be constructed, on the Property by the Company, which are intended to be gaming developments, with possible ancillary uses such as hospitality, retail and entertainment development, to the extent such uses are approved by the applicable Maryland governmental entities, including but not limited to the Agency, and as such approval may be modified from time to time.

“Initial Contributions” is defined in Section 3.1.1.

“Interest” means a Person’s allocable share of the Profits and Losses (and other items of income, gain, deduction and loss) of, and the right to receive distributions from, the Company.

“Interest Buyer” is defined in Section 6.5.1.

“Involuntary Withdrawal” means, with respect to any Member, the occurrence of any of the following events:

(i) the Member makes an assignment for the benefit of creditors;

(ii) the Member files a voluntary petition of bankruptcy;

(iii) the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

(iv) the Member files a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

(v) the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member’s properties;

(vi) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v);

(vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty (120) days after the expiration of the stay during which period the appointment is not vacated;

(viii) if the Member is an individual, the Member’s death or adjudication by a court of competent jurisdiction as incompetent to manage the Member’s person or property;

(ix) if the Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust;

(x) if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company if such partnership or limited liability company is not simultaneously replaced with another partnership or limited liability company satisfying the terms and provisions of this Agreement;

(xi) if the Member is a corporation, the dissolution of the corporation or the revocation of its charter if such corporation is not simultaneously replaced with another corporation satisfying the terms and provisions of this Agreement; or

(xii) if the Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company.

“Lakes Development Fee” is defined in Section 5.2.2.1.

“Lender” means any Person providing a Loan to the Company or its subsidiary, other than a Member or an Affiliate of a Member.

“License Award Date” is the date the Maryland Video Lottery Facility Location Commission awards the Video Lottery Operation License for Allegany County as described in the RFP.

“Loan” means a loan to the Company or its subsidiary from an entity that is not a Member or an Affiliate of a Member, and any refinancing thereof.

“Management Contract” is defined in Section 5.1.3.

“Management Fees” is defined in Section 5.2.2.1.

“Manager” means Lakes and/or any successor Manager admitted in accordance with the terms of this Agreement.

“Maryland Gaming Law” means Title 9, Subtitle 1A, Government Law Article, Annotated Code of Maryland and Title 12, Criminal Law Article, Annotated Code of Maryland, and any amendments, modifications or additions to Maryland law concerning gaming activities.

“Member” means each of Lakes and Addy (or any permitted assignee of Lakes and Addy) and any Person who subsequently is admitted as a member of the Company.

“Member Loans” means the Working Capital Loans.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Loan Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(1) and (2).

“Member Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” set forth in Regulation Sections 1.704-2(i)(2) and (3).

“Membership Unit” shall represent the unit of ownership in the Company and shall include one percent Interest and one vote per unit.

“Minimum Gain” has the meaning given to the term “partnership minimum gain” set forth in Regulation Sections 1.704-2(b)(2) and 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Net Gaming Revenue” means gross gaming revenue less cash sales incentives (including, without limitation, discounts and match play in table games or free play and slot club points in slot transactions) and the change in progressive jackpot liabilities and revenue from gaming-related activities

“Nonrecourse Deductions” has the meaning set forth in Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company shall be determined according to the provisions of Regulation Section 1.704-2(c).

“Nonrecourse Liability” means any liability of the Company with respect to which no Member bears the economic risk of loss for the liability as determined in accordance with Code Section 752 and the Regulations promulgated thereunder.

“Non-Suitable Member” is defined in Section 12.1.2.

“Offer” is defined in Section 6.4.2.3.

“Offeree Member” is defined in Section 13.1.3.1.

“Offeror Member” is defined in Section 13.1.3.1.

“Opening Date” means the date on which the casino portion of the Gaming Facility opens to the public for commercial business.

“Addy Fee” is defined in Section 5.2.3.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Preferred Equity Return” equals the amount accruing on a daily basis, at 12% per annum, on the sum of the Unreturned Capital Contributions of such Member, until the closing of the Facility Loan.

“Prevailing Rate” means the greater of (1) 10% or (2) the then market interest rate that would be offered by an unaffiliated third party lender in an arm’s-length transaction.

“Priority Loan” means any Emergency Loan and/or Working Capital Loan advanced for the development or operation of the Gaming Facility.

“Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the income, gain, loss and deductions of the

Company in the aggregate or separately stated, as appropriate, for federal income tax purposes determined in accordance with Code Section 703(a), with the following adjustments:

(i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit and Loss, shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit and Loss, shall be subtracted from taxable income or loss;

(iii) in the event the book value of any Company asset is adjusted pursuant to Sections 4.3.6 or 4.3.13, such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit and Loss;

(iv) gain or loss resulting from any disposition (or deemed disposition) of Company property with respect to which gain or loss is recognized (or deemed recognized) for federal income tax purposes shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed with respect to the book value (or adjusted book value) of the asset; and

(vi) notwithstanding any other provision of this definition, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 4.3 hereof shall not be taken into account in computing Profit or Loss.

The amounts of the items of Company income, gain, loss, and deduction available to be specially allocated pursuant to Section 4.3 hereof shall be determined by applying rules analogous to those set forth in clauses (i) through (v) above.

“Project” means the Property and Improvements as defined in the Recitals.

“Property” means those certain parcels of land consisting of approximately 260 acres in Flintstone, Maryland, which is currently owned by the state of Maryland.

“Regulation” or “Regulations” means the income tax regulations, including any temporary regulations, that have been issued under the Code, and any successor regulations.

“Remaining Member” is defined in Section 6.4.1.

“Required Allocations” has the meaning given to the term in Section 4.3.9.

“Resolution Period” is defined in Section 13.1.2.

“RFP” means the Request for Proposals for a Video Lottery Operation License in Allegany County issued by the State of Maryland Video Lottery Facility Location Commission on June 24, 2011.

“Sale Interest” is defined in Section 6.5.1.

“Special Allocations” means the Required Allocations and the curative allocations made pursuant to Section 4.3.9.

“Tag-Along Right” is defined in Section 6.5.2.

“Tag-Along Member” is defined in Section 6.5.2.

“Tag-Along Notice” is defined in Section 6.5.2.

“Tax Distribution” is defined in Section 4.3.14.

“Third Party Loan” is defined in Section 3.9.1.

“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer. Notwithstanding the foregoing, a Transfer shall not include any pledge, assignment, or other grant of a security interest in a Membership Right to secure indebtedness for borrowed money incurred in an arm’s-length financing transaction.

“Transfer Closing Date” is defined in Section 6.4.3.

“Transfer Member” is defined in Section 6.4.2.

“Transfer Purchase Price” is defined in Section 6.4.2.3.

“Transferee” is defined in Section 6.4.2.

“Transferee Offer” is defined in Section 6.4.2.

“Transferor Interest” is defined in Section 6.4.2.

“Unpaid Preferred Equity Return” means the Preferred Equity Return reduced by distributions on account of such Preferred Equity Return under Section 4.1.2.

“Unreturned Capital Contributions” means the Capital Contributions of each Member reduced by distributions on account of such Capital Contributions under Section 4.1.2.

“Voluntary Withdrawal” means a Member’s dissociation with the Company by means other than by a Transfer or an Involuntary Withdrawal.

“Working Capital Loans” means all loans made to the Company by the Members as provided in subsection 3.9.2 hereof.

SECTION II

NAME; PURPOSE; TERM; MEMBERS

2.1. Name of the Company. The name of the Company shall be Evitts Resort, LLC. The Company may do business under that name and under any fictitious name upon which the Board selects.

2.2. Purpose. The Company is organized solely to, directly, or indirectly: (a) develop the Gaming Facility, and (b) own, hold, lease, manage, operate and otherwise deal in and with the Gaming Facility, and to do any and all things necessary or incidental to that purpose; and, if determine d by the Board (c) to develop the Follow Up Development and own, hold, lease, manager, operate and otherwise deal in and with such Follow Up Development property and assets.

2.3. Term. The term of the Company commenced on September 20, 2011, upon the Maryland State Department of Assessments and Taxation’s acceptance of the Articles of Organization for filing. The Company shall continue in existence in perpetuity, unless its existence is sooner terminated pursuant to Section VII of this Agreement.

2.4. Principal Office. The initial principal office of the Company shall be located at 2314 Annapolis Ridge Court, Annapolis, Maryland 21401.

2.5. Members. The name, present mailing address and Membership Units of each Member is set forth on Exhibit B.

SECTION III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; LOANS; THIRD PARTY

EQUITY

3.1. Capital Contributions.

3.1.1. Each party’s Capital Contribution shall be reflected on Exhibit B, which shall be amended from time to time as necessary by the Board.

3.1.2. Each party shall be required to make an Initial Capital Contribution (“Initial Contribution”) as follows:

3.1.2.1. Lakes. Lakes shall make an Initial Capital Contribution to the Company equal to $2,105,000. Lakes shall be required to make its Initial Contributions in cash (via wire transfer) simultaneously with its execution of this Agreement. For its Initial Capital Contribution, Lakes shall receive 182,222 Membership Units.

3.1.2.2. Addy. Addy’s Initial Capital Contribution shall be equal to $205,364, which the Members acknowledge and agree Addy previously advanced. For its Initial Capital Contribution, Addy shall receive 17,778 Membership Units.

3.2. Additional Capital Contributions. The Members will be required to make additional Capital Contributions for each Member for the development, operation and management of the Gaming Facility as follows (“Additional Capital Calls”) (the funds for the Additional Capital Calls shall be defined as each Members’ “Additional Capital Contribution”):

3.2.1.1. Lakes. Lakes shall make an additional capital contribution to the Company equal to $7,895,000 and shall receive additional Membership Units, the number of which shall be determined by dividing the total Additional Capital Contribution made by 22.1120. For fully funding its Additional Capital Contribution, Lakes shall receive 357,045 Membership Units.

3.2.1.2. Addy. Addy shall make an additional capital contribution to the Company equal to $9,794,636 and shall receive additional Membership Units, the number of which shall be determined by dividing the total Additional Capital Contribution made by 22.1120. For fully funding its Additional Capital Contribution, Addy shall receive 442,955 Membership Units.

3.3. The funds for the Additional Capital Contributions shall be Committed by the Members on or before License Award Date (“Additional Capital Call Due Date”). Any and all reasonable and necessary expenses incurred by the Company between the Effective Date and the License Award Date shall be paid by Addy and shall be credited to its Additional Capital Contribution and shall receive Membership Units for payment of such expenses at a rate of $22.1120 per Membership Units; for all expenses incurred thereafter, each Member shall pay one-half of such expenses. If Addy fails to timely make all of its Additional Capital Call (including the expenses set forth in this Section 3.3) (the Additional Capital Contribution in respect of which such failure occurs, a “Defaulted Contribution”), Addy shall not be entitled to the provisions set forth in Section 5.1.6 and Article 13, and its Membership Units shall be adjusted as set forth in Section 3.4 below.

3.4. Redetermination of Membership Units Upon Contribution Default. If a Member fails to commit their Additional Capital Contribution as required of it hereunder within the time herein provided, and such failure shall continue for five (5) days after the effectiveness of the notice from the Company to the Defaulting Member specifying such failure (with time being of the essence as to such five (5) day cure period), then the non-Defaulting Member may fund some or all of the deficit resulting from the Defaulting Member’s Default Contribution and receive additional Membership Units at a rate of $22.1120 per Membership Unit, and, if it so chooses, have such funding be credited against its Additional Capital Contribution requirement. Such redetermination of Membership Units shall be reflected on Exhibit B. If a Member fails to have the funds Committed by the Additional Capital Call Due Date or fund its required Additional Capital Contribution hereunder, it shall have no further right to purchase additional Membership Units or fund any Additional Capital Contribution.

3.6. No Interest on Capital Contributions. Members shall not be paid interest on their Capital Contributions.

3.7. Return of Capital Contributions. Except as otherwise provided in this Agreement (including, without limitation, Section 4.4.2), no Member shall have the right to receive the return of any Capital Contribution.

3.8. Form of Return of Capital. Except as otherwise specified herein (including, without limitation, Section 4.4.2), if a Member is entitled to receive a return of a Capital Contribution, the Member shall not have the right to receive anything but cash in return of the Member’s Capital Contribution.

3.9. Capital Accounts. A separate Capital Account shall be maintained for each Member. Each such Capital Account shall be maintained in accordance with the rules of Regulation Section 1.704-1(b)(2)(iv).

3.10. Loans not Capital Contributions. Any loans made by a Member to the Company, including Member Loans and Priority Loans, shall not be considered Capital Contributions and shall not increase the Capital Account of the lending Member.

3.11. Loans.

3.11.1. The Members recognize and agree that the Company intends to initially borrow funds, in excess of the Initial Contributions, necessary to develop the Gaming Facility (the “Financed Amount”). The Members shall use commercially reasonable efforts to pursue and arrange third party financing (the “Third Party Loan”) as acceptable to Board, provided the lender is deemed suitable by applicable governmental authorities to develop the Gaming Facility.

3.11.2. In the event the Board determines that the Company requires any funds for the development, operation and management of the Gaming Facility, the Manager may make a working capital loan to the Company (the “Working Capital Loans”). All Working Capital Loans shall (i) bear interest at the Prevailing Rate, (ii) be for a term of not more than five (5) years from the date such Working Capital Loan is advanced, (iii) be repaid from Cash Flow and Distributions of Cash Proceeds pursuant to Sections 4.1.2, 4.2.2 or 4.1.3 (as applicable), and (iv) be on such other additional terms as may be reasonably acceptable to the Manager and the Board.

3.12. Emergency Funds. Notwithstanding anything to the contrary contained herein, the Manager shall be permitted to advance funds to the Company for any reasonable, but short-term, need, with interest on such funds at the Prevailing Rate (an “Emergency Loan”), but may receive a priority return of such funds from Gaming Facility repayment (as set forth in Section 4.1.3), Cash Flow, Working Capital Loans, or other sources when such sources are obtained by the Company.

3.13. Additional Equity or Mezzanine Financing. In the event the Company is unable to obtain sufficient debt financing to fund the development of the Gaming Facility over and above the Facility Loan and the Company is required to obtain additional equity or mezzanine financing (“Additional Financing”), the Members shall use their commercial best efforts to pursue and obtain such Additional Financing, and, unless the Board otherwise agrees, the Interest issued in connection with such Additional Financing, if any, shall have no voting rights. Each Member shall have the option to fund some or all of such Additional Financing on its own behalf and purchase such debt or equity instruments underlying such Additional Financing on the same terms and conditions offered to third parties in arms length Additional Financing transactions, provided that a Member whom decides to participate in such manner shall not receive any voting rights in such debt or equity instruments regardless of whether such rights are offered to third parties and provided further, that should both Members desire to participate, they shall do so pro rata in accordance with their current Interests in the Company unless both Members agree otherwise.

SECTION IV

PROFIT, LOSS, AND DISTRIBUTIONS

4.1. Allocations of Profit or Loss other than from Capital Transactions, Distributions of Cash Flow, and Distribution for Repayment of Working Capital Loans and Emergency Loans.

4.1.1. Allocations of Profit or Loss other than from a Capital Transaction. After giving effect to the Special Allocations set forth in Section 4.3, for any taxable year of the Company, Profit or Loss (other than Profit or Loss resulting from a Capital Transaction, which Profit or Loss shall be allocated in accordance with the provisions of Sections 4.2.1) shall be allocated to the Members in proportion to their Membership Units.

4.1.2. Distributions of Cash Flow. Cash Flow of the Company shall be distributed to the Members quarterly, commencing at the conclusion of the first fiscal quarter after the Opening Date, or more frequently if determined by the Board, subject to the provisions of Section 4.1.3, no later than forty-five (45) days after the end of each fiscal quarter in the following order of priority:

4.1.2.1. First, Cash Flow shall be applied to the payment of any accrued and unpaid interest and then principal on any Emergency Loan, pro rata in proportion to the Emergency Loans then payable; then

4.1.2.2. Second, Cash Flow shall be applied to the payment of any accrued and unpaid interest and then principal on any Working Capital Loan, pro rata in proportion to the Working Capital Loans then payable; then

4.1.2.3. Third, Cash Flow shall be paid to Lakes and Addy for any unpaid fees as set forth in Section 5.2.2.2 and 5.2.3; then

4.1.2.4. Fourth, Cash Flow shall be paid to the Members until the Members’ Preferred Equity Return is paid in full; then

4.1.2.5. Fifth, Cash Flow shall be paid to the Members (in the proportion that each Members’ Unreturned Capital Contributions bears to the aggregate of all Members’ Unreturned Capital Contributions) in an amount equal to each Members’ Capital Contributions; then

4.1.2.6. The balance, if any, to the Members in proportion to their then current Membership Units.

4.1.3. Distributions for Repayment of Emergency Loans and/or Working Capital Loans made to the Gaming Facility. Notwithstanding anything herein to the contrary, if the Manager made an Emergency Loan or a Working Capital Loan which was used for the development or operation of the Gaming Facility, repayment of such Emergency Loan or Working Capital Loan to Manager shall be made within 48 hours after such Emergency Loan or Working Capital Loan is repaid by the Gaming Facility to Company.

4.2. Distributions of Capital Proceeds and Allocations of Profit or Loss from Capital Transactions.

4.2.1. Allocations of Profit and Loss from a Capital Transaction. After giving effect to the Special Allocations set forth in Section 4.3, if, at the end of any taxable year in which there is any Capital Transaction, the quotient obtained by dividing any Member’s positive Economic Capital Account Balance by the aggregate of all Members’ Economic Capital Account Balances at such time (such Member’s “Economic Capital Account Quotient”), would differ from such Member’s percentage of Membership Units, then Profit (and items thereof) and Loss (and items thereof) attributable to such Capital Transaction shall be allocated among the Members in a manner such that the positive Economic Capital Account Quotient of each Member, immediately after giving effect to such allocation, is, as nearly possible, equal to such Member’s percentage of Membership Units; provided, however, that this Section 4.2.1 shall not be applied to cause any Member to have an Adjusted Capital Account Deficit. If the preceding sentence would not apply (because the Economic Capital Account Quotient of each Member is equal to such Member’s percentage of Membership Unit), then, after giving effect to the Special Allocations set forth in Section 4.3, at the end of any taxable year in which there is any Capital Transaction, Profit and Loss (or any items of either of them) attributable to such Capital Transaction shall be allocated to the Members in proportion to their percentage of Membership Units. No Member shall be entitled to any allocation of Profit or Loss (or any items of either of them) attributable to a Capital Transaction which occurred prior to such Member becoming a Member.

4.2.2. Distributions of Capital Proceeds. Capital Proceeds shall be distributed and applied by the Company in the following order and priority:

4.2.2.1. First, to the payment of all expenses of the Company incident to a Capital Transaction; then

4.2.2.2. Second, to the payment of any accrued and unpaid interest and then principal on any Third Party Loan; then

4.2.2.3. Third, to the establishment of any reserves which the Board deems necessary for liabilities or obligations of the Company; then

4.2.2.4. Fourth, to the payment of any accrued and unpaid interest and then outstanding principal balance of any Emergency Loans, pro rata in proportion to the Emergency Loans then payable; then

4.2.2.5. Fifth, to the payment of any accrued and unpaid interest and then outstanding principal balance of any Working Capital Loans, pro rata in proportion to the Working Capital Loans then payable; then

4.2.2.6. Sixth, to the Members as follows:

(a)	to the members until their Preferred Equity Return is paid in full;

(b)	to the Members (in the proportion that each Members’ Unreturned Capital Contributions bears to the aggregate of all Members’ Unreturned Capital Contributions) in an amount equal to each Members’ Capital Contributions;

(c)	if any Member has a Positive Capital Account balance, to those Members with Positive Capital Account balances in proportion to their Positive Capital Account balances; then

(d)	the balance, to the Members in proportion to their then current Membership Units.

4.3. Special Allocations, Tax Allocations and Tax Distributions.

4.3.1. Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) resulting in an Adjusted Capital Account Deficit, items of Company gross income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this provision shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section IV have been tentatively made as if this Section 4.3.1 were not in the Agreement. This provision is intended to comply with, and shall be interpreted consistently with, the “qualified income offset” requirement in Regulations Section 1.704-1(b)(2)(ii)(d).

4.3.2. Minimum Gain Chargeback. Except as set forth in Regulation Sections 1.704-2(f)(2), (3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to this Section IV, shall be specially allocated items of Company gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member’s share of the net decrease of Minimum Gain, computed in accordance with Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2)(i). This Section 4.3.2 is intended to comply with, and shall be interpreted consistently with, the “minimum gain chargeback” requirement in Regulation Section 1.704-2(f).

4.3.3. Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section IV (other than Section 4.3.2), except as provided in Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, any Member with a share of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with

Regulations Section 1.704-2(i)(5), at the beginning of such taxable year shall be specially allocated items of Company gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4), 1.704-2(f)(6), and 1.702-2(j)(2)(ii). This Section 4.3.3 is intended to comply with, shall be interpreted consistently with, the “partner nonrecourse debt minimum gain chargeback” requirement in Regulation Section 1.704-2(i)(4).

4.3.4. Gross Income Allocations. In the event any Member has a deficit Capital Account at the end of any Company taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 4.3.4 shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Section IV have been tentatively made as if Section 4.3.1 and this Section 4.3.4 were not in this Agreement.

4.3.5. Loss Limitation. To the extent that allocations of Loss (or special allocations of loss and deduction) for a Company taxable year would cause a Member to have an Adjusted Capital Account Deficit while any other Member would not have an Adjusted Capital Account Deficit, such Loss (or items of loss and deduction) shall be allocated to the Members without Adjusted Capital Account Deficits in proportion to the relative amount of Loss (or items of loss and deduction) that may be allocated to each such Member without causing any such Member to have an Adjusted Capital Account Deficit, prior to allocation of any remaining Loss (or items of loss and deduction) to any Member for such Company taxable year.

4.3.6. Code Section 754 Adjustment. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

4.3.7. Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be specially allocated among the Members in proportion to their Membership Units.

4.3.8. Member Loan Nonrecourse Deductions. Any Member Loan Nonrecourse Deductions for any taxable year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member

Nonrecourse Debt to which the Member Loan Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i)(1).

4.3.9. Curative Allocation. The allocations set forth in Sections 4.3.1 through 4.3.8 (the “Required Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.3.9. Therefore, notwithstanding any other provision of this Section IV (other than the Required Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members without regard to the Required Allocations. In exercising its discretion under this Section 4.3.9, the Board shall take into account future Required Allocations under Sections 4.3.2 and 4.3.3 that, although not yet made, are likely to offset other Required Allocations previously made under Sections 4.3.7 and 4.3.8. Subject to any provision in the Required Allocations specifying a different result, the Board shall, with respect to each taxable year, (1) apply the Required Allocations in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all Required Allocations among the Members in a manner that is likely to minimize such economic distortions.

4.3.10. Recapture Property. To the extent permitted or required by the Code and Treasury Regulations, tax gain from any disposition of Company property which is described in, and treated as ordinary income under, Code Section 1245(a), 1250(a), 1252(a), or 1254(a) (“Recapture Property”), shall be specially allocated among the Members in the manner prescribed in the applicable Regulations thereunder or, in the absence of an applicable Regulation prescribing an allocation, in accordance with the principles of Regulation Section 1.1245-1(e)(2). In applying this Section 4.3.10, the Board shall take into account any gain recognized by a Member pursuant to Code Section 751 in respect of any Recapture Property. This Section 4.3.10 shall not be applied to allocate tax gain from a disposition of Recapture Property in a manner inconsistent with the principles of Code Section 704(c).

4.3.11. Revaluation of Company Property. At the election of the Board, upon the occurrence of any event described in Regulation Section 1.704-1(b)(2)(iv)(f)(5), the fair market value of the Company’s assets shall be adjusted to equal their respective fair market values as of the date of such event (as determined by an independent valuation firm selected by the Board). Any revaluation of Company property in connection with a Capital Contribution, which, for the avoidance of doubt, shall constitute an event described in Regulation Section 1.704-1(b)(2)(iv)(f)(5), shall be made as of the due date of such Capital Contributions, and allocations in respect of such revaluation under this Section IV shall take into account any adjustment to the Membership Units made pursuant to Section 3.3.

4.3.12. Section 704(c) Principles. In accordance with Code Section 704(c) and the Regulations thereunder, as well as Regulation Sections 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution). If the book value (or adjusted book value) of any Company asset is adjusted as provided herein, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its adjusted book value in the manner required under Code Section 704(c) and the Regulations thereunder. Except to the extent otherwise set forth in this Section 4.3.12, any elections or other decisions relating to such allocations shall be made by the Members as of the date of this Agreement (being Lakes and Addy) in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.3.12 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account, share of Profit and Loss (or items specially allocated for Capital Account purposes), or distributions pursuant to any provision of this Agreement.

4.3.13. Withholding. All amounts required to be withheld or paid with respect to any Member pursuant to Code Section [1446] or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

4.3.14. Minimum Distribution to Pay Tax. Within 90 days after the close of each taxable year of the Company, so long as the Board has not determined in good faith that a distribution would be prohibited or create a default or event of default under the Act or any agreement to which the Company is subject, the Company will distribute an amount of cash to the Members (reduced for any prior distributions to such Members in respect of such taxable year), in proportion to their respective Membership Units, sufficient to pay the federal and state income taxes on the Profits and other items of Company income and gain (for the avoidance of doubt, taking into account any (i) allocations with respect to “section 704(c) property” and (ii) “reverse section 704(c) allocations” (within the meaning of Regulation Section 1.704-3(a)(6))) allocated to the Members in such taxable year (or with respect to such fiscal quarter, taking into account items of Profit and Loss of the Company for such taxable year through the end of such fiscal quarter), based on the highest combined marginal federal and state tax rate applicable to any Member for the taxable year (“Tax Distributions”). Tax Distributions shall be treated as an advance against distributions pursuant to Sections 4.1.2.5., 4.1.2.6, and 4.2.2.6(d). If the Board reasonably determines that the Company does not have sufficient cash (taking into account factors such as other obligations of the Company, requirements of the Act and the terms of any agreement to which the Company is subject, and the necessity or desirability to establish reserves) to make in full the Tax Distribution to all Members, then the Board shall distribute the cash available for distribution as a Tax Distribution to the Members pro rata in accordance with their respective Membership Units. For the avoidance of doubt, all Tax Distributions are required to be made to the Members pro rata in accordance the Members’ Membership Units even though one or more Members may have Company taxable income in excess of the Company taxable income allocable to other Members. Notwithstanding anything to the contrary in this Agreement, any mandated Tax Distributions shall be treated as being made in priority to all other distributions to be made pursuant to this Agreement.

4.3.15. Nonrecourse Liabilities. Pursuant to Regulations Section 1.752-3(a)(3), solely for purposes of determining each Member’s proportionate share of “excess nonrecourse liabilities” of the Company (as defined in Regulations Section 1.752-3(a)(3)), the Members’ respective Membership Units shall be their respective interests in “profits.”

4.4. Liquidation and Dissolution.

4.4.1. Except as otherwise provided in Section 4.4.2, if the Company is liquidated, the assets of the Company shall be distributed to the Members in accordance with the balances in their respective Capital Accounts, after taking into account the allocations of Profit and Loss, and any items specially allocated, pursuant to Section IV, if any, and distributions of cash or property, if any, pursuant to Sections 4.1.2.5 and 4.2.2.6(d).

4.4.2. No Member shall be obligated to restore a Negative Capital Account.

4.5. General.

4.5.1. Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Board.

4.5.2. If any assets of the Company are distributed in kind to the Members, those assets shall be valued on the basis of their fair market value, and any Member entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Members so entitled. Unless the Members otherwise agree, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Board. For purposes of determining Profit and Loss, each asset distributed in kind to an Member shall be treated as if the asset had been sold for its fair market value, and any Profit and Loss (or items of income, gain, loss and deduction) shall be allocated as provided in Section IV and shall be properly credited or charged to the Capital Accounts of the Members prior to the distribution of such assets.

4.5.3. All Profit and Loss (and items of income, gain, loss and deduction) shall be allocated to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation is to be made. Notwithstanding the foregoing, except as described in the proviso at the end of this sentence, if there is a Transfer or an Involuntary Withdrawal during the taxable year, Profit and Loss (and items of income, gain, loss and deduction) shall be allocated between the original Member and the successor on the basis of the number of days each was a Member during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit or Loss (or items of income, gain, loss or deduction) attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company. If the percentage of Membership Units of the Members change during the taxable year, allocations pursuant to this Section IV shall take into account the varying percentage of Membership Units of the Members in a manner analogous to that described in the previous sentence.

4.5.4. The Board is hereby authorized to amend this Section IV to comply with the Code and the Regulations promulgated under Code Section 704(b) or take such action in respect thereof to reflect the intended economic arrangement of the Members; provided, however, that no amendment shall materially affect allocations or distributions to an Member without the Member’s prior written consent.

4.6. No Distribution by Reason of Withdrawal. Neither withdrawal from the Company, Transfer of any interest in the Company, nor demand for the return of capital will entitle any owner of an interest in the Company to receive any Distribution from the Company.

SECTION V

MANAGEMENT: RIGHTS, POWERS, AND DUTIES

5.1. Management.

5.1.1. Board of Directors. The Company will at all times have a Board of Directors comprised of at least five (5) persons. Lakes will designate three (3) members of the Board and Addy will designate two (2) members of the Board. The Board will elect the Chairman. Members of the Board shall be designated by written notice to the Members and will serve until replaced by the Member so designating.

5.1.2. Manager. The Board shall appoint a Manager to run the day to day operations of the Company, subject to, at all times, determinations made by the Board. Lakes is hereby initially designated to serve as the Manager.

5.1.3. Management Agreements. The Company shall enter into a management agreement with Lakes and/or one of its Affiliates to manage the Gaming Facility (the “Management Contract”).1 The Company may also enter into other management agreements relating the development, construction and/or management of any aspect of the operations of the Project other than the Gaming Facility (with Lakes, its Affiliates, or any other third party). Any and all such agreements must be unanimously agreed upon by the Board before being executed.

5.1.4. General Powers. The Manager shall have the power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the day to day business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such day to day business and affairs.

[1]

A separate development services and management contract (the “Management Contract”) will be entered into between Lakes Maryland Casino Management, LLC and the Company governing the management and development of the Gaming Facility.

5.1.5. The Project. Except as may otherwise be required under the Maryland Gaming Law:

5.1.5.1. Each Member shall (and shall cause its respective members to) cooperate in good faith to pursue the development of the Project, which, subject to obtaining the necessary approvals by the applicable Maryland governmental entities, including but not limited to the Agency, will include the Gaming Facility and other possible ancillary uses such as retail, entertainment and hotel uses. The overall design of the Gaming Facility shall be determined by the Board, including the general use, construction time frame, the tenant mix program and the general layout of the Gaming Facility (the “Master Plan”).

5.1.5.2. The Members agree that the Gaming Facility shall be required to be constructed in accordance with the requirements and timeframes stipulated in and pursuant to all applicable laws.

5.1.5.3. The Members recognize and agree that the development of the Gaming Facility is conditioned upon obtaining the approvals or required permits under the Maryland Gaming Laws to develop and operate casino gaming facilities on the Property.

5.1.6. Major Actions. Notwithstanding anything to the contrary otherwise contained in this Agreement, and provided that Addy has fully funded neither the Board nor the Manager shall take any of the following actions without the unanimous written consent of the Board (which consent shall not be unreasonably withheld or delayed), each a “Board Major Action.” Board Major Actions consist of the following:

(a) any amendment to this Agreement;

(b) the authorization or approval of a merger or consolidation of the Company;

(c) the entry into a partnership or joint venture with any third party;

(d) issuance or sale of any new Interest;

(e) approval of the annual operating and capital budgets of the Gaming Facility, and any amendments thereto;

(f) incur obligations on behalf of the Company which are in excess of $1,000,000;

(g) any Additional Capital Contributions in excess of those set forth in Section 3.2 herein;

(h) any material changes to the Master Plan, Project, Gaming Facility or Improvements;

(i) any Capital Transaction;

(j) approval of any management agreement to manage the Gaming Facility (other than the Management Contract) to be entered into by the Company after the execution of this Agreement; and

(k) in the event the Management Contract is terminated, the subsequent hiring of a replacement manager.

5.2. Personal Services; Compensation

5.2.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Except as set forth in Section 5.2.2 and 5.2.3, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.

5.2.2. As compensation for its management of the Gaming Facility, Lakes will receive the following compensation pursuant to the Management Contract:

5.2.2.1. For managing the development and construction and on-going management of the Gaming Facility by an Affiliate of Lakes, such Affiliate shall be entitled to a management fee, payable each month out of the cash flows of the Gaming Facility, which management fee shall be as set forth in the Management Contract (the “Management Fees”); and (b) a development fee in the amount of $500,000 (“Lakes Development Fee”) to be paid upon the closing of the Third Party Loan.

5.2.2.2. If the Lakes Development Fee is unable to be paid at the closing of the Third Party Loan, such fee shall accrue without interest and shall be paid to Lakes as set forth in Section 4.1.2.3.

5.2.3. For its construction management services, Addy shall be entitled to a construction management fee in the amount of $500,000 (“Addy Fee”) to be paid upon the closing of the Third Party Loan. If the Addy Fee is unable to be paid at the closing of the Third Party Loan, such fee shall accrue without interest and shall be paid to Addy as set forth in Section 4.1.2.3.

5.2.4. Upon substantiation of the amount and purpose thereof, the Manager, as well as any Board member, shall be reimbursed for third-party out-of-pocket costs and expenses (such as travel) reasonably incurred by the Manager (or the respective Board member as the case may be) in connection with the activities of the Company.

5.3. Duties of the Manager. Subject to the annual budgets approved by the Board, the Manager shall devote such time to the business and affairs of the Company as is necessary to carry out the Manager’s duties set forth in this Agreement. The Manager shall undertake the planning process of the Gaming Facility and have such other duties as set forth herein, subject at all times to the limitations provided for herein.

5.4. Liability and Indemnification.

5.4.1. No Member shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by the Member within the scope of the authority conferred on the Member by this Agreement, except for (a) fraud authorized by an officer, director or manager of a Member or (b) gross negligence or an intentional breach of this Agreement expressly authorized by an officer, director or manager of a Member.

5.4.2. The Company shall indemnify each Member for any act performed by the Member within the scope of the authority conferred on the Member by this Agreement, except for (a) fraud authorized by an officer, director or manager of a Member or (b) gross negligence or an intentional breach of this Agreement expressly authorized by an officer, director or manager of a Member; provided that any indemnity under this Section 5.4.2 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof beyond its Capital Contribution.

5.4.3. Notwithstanding any other provision in this Agreement, in the event the Company or another Member suffers any actual (but not punitive or consequential) loss, damage or expense as a direct result of such Member’s fraud, gross negligence or intentional breach of this Agreement then, to the extent allowed pursuant to Section 5.4.1, the offending Member shall defend, indemnify and save harmless the Company and the other Member from and against, and shall reimburse the Company and the other Member with respect to, any such loss, damage or expense (including reasonable attorneys fees).

5.5 Approval of Management Contract. The Management Contract shall be executed contemporaneous with the execution of this Agreement.

SECTION VI

TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS

6.1. Transfers.

6.1.1. Transfer of Membership Interest. A Member may not Transfer all or any portion of or any interest or rights in its Membership Units unless the following conditions (“Conditions of Transfer”) are satisfied:

6.1.1.1. The Transfer will not require registration of Membership Units under any federal or state securities laws (other than in connection with opting in to Article 8 of the Uniform Commercial Code to the extent required by any lender to the Company);

6.1.1.2. The transferee delivers to the Company a written instrument agreeing to be bound by the terms of this Agreement.

6.1.1.3. The Transfer will not cause the Company to be a “publicly traded partnership” within the meaning of Code Section 7704(b);

6.1.1.4. The Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

6.1.1.5. The transferor or the transferee delivers the following information to the Company: (i) the transferee’s taxpayer identification number; and (ii) the transferee’s initial tax basis in the Transferred Interest;

6.1.1.6. The Transfer will not result in the violation of or non-compliance with any laws, rules or regulations governing the Project or the Gaming Facility or a determination that the Company or any Member is not suitable (as defined in Section 12.1 hereof) or would require additional licenses or permits in order to continue to operate the Gaming Facility as contemplated to be operated and developed in accordance with the terms of this Agreement;

6.1.1.7. The transferring Member shall represent and shall obtain a representation from the transferee of such Person’s Interest, that such transferee is suitable (as defined in Section 13. 1 hereof) for gaming purposes; and

6.1.1.8. A Member may sell its Membership Units only pursuant to a Bona Fide Offer.

6.1.2. If the Conditions of Transfer are satisfied, then, subject to Section 6.5 herein, a Member may Transfer all or any portion of that Person’s Membership Units.

6.1.3. Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Units in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Units are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, receive distributions from the Company or have any other rights in or with respect to the Membership Units.

6.1.4. Notwithstanding anything set forth in this Agreement to the contrary, but provided that the Conditions of Transfer (other than Section 6.1.1.5) are satisfied, any Member may at any time, and from time to time, Transfer all, or any portion of, or any interest or rights in, the Member’s Membership Units to any Affiliate of the Member.

6.1.5. For the purposes of this Section VI, the rules applicable to the Transfer of a Member’s Membership Units shall apply in the same manner to Transfers of direct or indirect equity interests in the Members; provided, however, the following Transfers, at any level or tier of ownership, shall not be subject to this Section 6.1 and shall constitute permitted Transfers for all purposes of this Agreement: (a) Transfers of any Members’ Membership Units or any equity interest in any Member in connection with the merger, consolidation, roll-up, reorganization, or sale of such Member or substantially all of such Member’s assets with or into, a real estate investment trust, umbrella partnership or other public or private enterprise (“Successor Entity”); or (b) sale of stock in a Member’s parent or other Affiliate for financing purposes.

6.2. Voluntary Withdrawal. No Member shall have the right or power to Voluntarily Withdraw from the Company.

6.3. Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the withdrawn Member shall thereupon be admitted as a Member, provided such Person has obtained all necessary gaming licenses in accordance with Sections 11.3 and 12.1 hereof and has executed a Joiner to this Agreement agreeing to be bound by the terms hereof, as then in effect.

6.4. Right of First Refusal.

6.4.1. If a Member (a “Transfer Member”) receives a Bona Fide Offer (the “Transferee Offer”) from any other Person who is not an Affiliate (a “Transferee”) to purchase all of Transfer Member’s Membership Units (the “Transferor Interest”), then, prior to any acceptance of an offer for the Transfer of the Transferor Interest, the Transfer Member shall give the other Member(s) (the “Remaining Member”) written notice (the “Transfer Notice”) containing each of the following:

6.4.1.1. the Transferee’s identity;

6.4.1.2. a true and complete copy of the Transferee Offer (or, if the Transferee Offer is not in writing, a writing setting forth the terms and conditions of the Transferee Offer); and

6.4.1.3. Transfer Member’s offer (the “Offer”) to sell the Transferor Interest to the Remaining Member, for a total price equal to the price set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable on the terms of payment set forth in the Transferee Offer.

6.4.2. The Offer shall be and remain irrevocable for a period (the “Offer Period”) ending at 11:59 P.M. local time at the Company’s principal office, on the (a) fourteenth (14th) day following the date the Transfer Notice is given to the Remaining Member if the Transfer Notice is given prior to the closing of the Facility Loan, or (b) on the thirtieth (30th) day following the date the Transfer Notice is given to the Remaining Member if the Transfer Notice is given on or after the closing of the Facility Loan. At any time during the Offer Period, the Remaining Member may accept the offer by notifying the Transfer Member in writing that the Remaining Member intends to purchase all, but not less than all, of the Transferor Interest. If the Remaining Member accepts the Offer, then the parties shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be earlier than ten (10) or more than the later of ninety-five (95) days after the expiration of the Offer Period or the date upon which the Authority approves or gives written notice of non-objection to the Transfer. If the Remaining Member accepts the Offer, the Transfer Purchase Price shall be paid in immediately available funds in accordance with the payment terms set forth in the Transferee Offer.

6.4.3. If the Remaining Member does not accept the Offer (within the time and in the manner specified in this Section), then the Transfer Member shall be free for a period (the “Free Transfer Period”) of thirty-five (35) days after the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, subject to any necessary approvals or notices of non-objection of the Authority, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. If the Transfer Member does not Transfer the Transferor Interest within the Free Transfer Period, Transfer Member’s right to Transfer the Transferor Interest shall be subject to this Section for any future Transfer.

6.4.4. Any Transfer by the Transfer Member after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

6.5. Drag-Along and Tag-Along Rights.

6.5.1. If a Member (the “Drag-Along Member”) receives a Bona Fide Offer to purchase all of its Membership Units that it desires to accept (the “Sale Interest”), then the Drag-Along Member shall have the right to cause remaining Member(s) (the “Dragged-Along Member”) to transfer all of its/their Membership Units (the “Drag-Along Right”) in accordance with the following terms and conditions: (i) Drag-Along Member shall give written notice to Dragged-Along Member specifying the proposed purchaser of the Sale Interest (the “Interest Buyer”) and (ii) the written notice shall include the material terms and conditions upon which Drag-Along Member intends to sell the Sale Interest and the date (which may be an estimate) as to when Drag-Along Member expects to complete the sale of the Sale Interest and provide the Dragged-Along Member the opportunity to exercise its/their right of first refusal with respect to the Interest as set forth in Section 6.4. If the Dragged-Along Member does not exercise its/their right of first refusal, then it/they shall cooperate diligently and in good faith with Drag-Along Member’s exercise of the Drag-Along Right. If requested by Drag-Along Member, Dragged-Along Member shall join in the execution of a membership purchase agreement and any and all other documents executed by Drag-Along Member in connection with the sale of the Sale Interest (or shall execute conforming documents adjusted to reflect the interest so transferred by Dragged-Along Member). Dragged-Along Member hereby grants to Drag-Along Member a power of attorney (which is coupled with an interest and therefore irrevocable) for the purpose of executing any and all documents required to be executed by Dragged-Along Member in connection with the Drag-Along Right. Drag-Along Member shall not exercise this power of attorney unless Dragged-Along Member fails to execute any documents required to be executed by it in connection with the Drag-Along Right for a period of ten (10) days after receiving written notice of such failure. Notwithstanding the foregoing, the Dragged-Along Member will not be required to join in the sale of its Membership Interest hereunder unless, in connection with such sale, Dragged-Along Member receives its proportional share of rights and obligations, including, without limitation, purchase price.

6.5.2. If a Member determines that it desires to sell the Sale Interest without exercising its Drag-Along Right, then such Member shall deliver a written notice that it does not intend to exercise its Drag-Along Right to the other

Member(s) (the “Tag-Along Notice”), which shall specify (i) the Interest Buyer, (ii) the material terms and conditions upon which such Member intends to sell the Sale Interest (iii) the date (which may be an estimate) as to when such Member expects to complete the sale of the Sale Interests and (iv) provide the other Member(s) the opportunity to exercise its/their right of first refusal with respect to the Interest as set forth in Section 6.4. If the other Member(s) does/do not exercise its/their right of first refusal, then upon receipt of such notice, the remaining Member(s) (“Tag-Along Member”) shall have the right to require such selling Member to cause a transfer of all of the Tag-Along Member’s Interest (the “Tag-Along Right”). Tag-Along Member shall provide a written response to such notice within the Offer Period (as defined in Section 6.4 above) using the day of receipt of the Tag-Along Notice as the measuring date. Failure by Tag-Along Member to respond within such time period shall be deemed a waiver of the Tag-Along Right. If Tag-Along Member fails to respond to the Tag-Along Notice or affirmatively waives its Tag-Along Right and if such selling Member shall fail to close the transaction described in the Tag-Along Notice within six (6) months after the expiration of the Offer Period described above (which six (6) month period shall be automatically extended to up to twelve (12) months after expiry of such Offer Period, if such selling Member is unable to close the transaction described above due to pending regulatory approvals and is pursuing, in good faith, such approvals) or the delivery of an affirmative waiver of Tag-Along Member’s Tag-Along Right and Right of First Refusal Rights, such selling Member shall not thereafter consummate such transaction without again complying with the provisions of this Section 6.5.2. The Members shall cooperate diligently and in good faith with Tag-Along Member’s exercise of the Tag-Along Right. If requested by such selling Member, Tag-Along Member shall join in the execution of a membership purchase agreement and any and all other documents executed by such selling Member in connection with the sale of the Sale Interest (or shall execute conforming documents adjusted to reflect the interest so transferred by Tag-Along Member). Such selling Member and Tag-Along Member shall each pay its own costs and expenses in connection with the conveyance of the Sale Interest pursuant to this Section 6.5.2.

6.6. Other Restrictions.

Notwithstanding anything in this Agreement to the contrary, in no event shall any Transfer of Membership Units be permitted in the event such Transfer could reasonably result in (i) the violation of, or non-compliance with, any laws, rules, regulations, ordinances or similar promulgated by applicable Maryland governmental authorities (including but not limited to the Agency) related to the Project or the Gaming Facility, or (ii) the loss of or actual and direct transfer or conveyance of any approval, license or permit to operate the Gaming Facility.

SECTION VII

DISSOLUTION, LIQUIDATION, AND

TERMINATION OF THE COMPANY

7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

7.1.1. upon the sale of all or substantially all of the Project;

7.1.2. upon the unanimous written agreement of all of the Members; or

7.1.3. upon the occurrence of an Involuntary Withdrawal of a Member, unless the remaining Members, within ninety (90) days after the occurrence of the Involuntary Withdrawal, unanimously elect to continue the business of the Company pursuant to the terms of this Agreement.

7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the Board shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Members who are creditors, in satisfaction of the liabilities of the Company, and then to the Members in accordance with Section 4.1.

7.3. Filing of Certificate of Cancellation. If the Company is dissolved, the Manager shall promptly file a Certificate of Cancellation with the Delaware Secretary of State. If there is no Manager, then the Certificate of Cancellation shall be filed by the remaining Members of the Board; if there are no remaining Board members, the Articles shall be filed by the last Person to be a Member; if there is neither a Manager, remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

SECTION VIII

BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

8.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts maintained in the Company’s name in the State of Maryland and withdrawals shall be made only in the regular course of business. The Board shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein. All deposits (including security deposits and other funds required to be escrowed by any tenant or lender of the Company) and other funds not needed in the operation of the business of the Company shall be deposited, to the extent permitted by any lender and mortgage requirements and in accordance with any tenant leases, in such accounts and other investments as may be reasonably determined by the Board.

8.2. Books and Records.

8.2.1. The Manager shall cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Articles of Organization and Limited Liability Company Agreement and all amendments to the articles and this Agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company’s federal, state or local tax returns.

8.2.2. The books and records of the Company shall be maintained in accordance with United States generally accepted accounting principles and the tax capital account basis, consistently applied and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours.

8.2.3. The Manager shall maintain adequate internal controls over its financial reporting. If requested by a Member and/or any member of the Board, the Manager shall cooperate with such Member (or Board member as applicable) to provide the documentation and testing of such internal controls as may be required for such requesting Member or its Affiliate to comply with certification requirements under securities and other laws. It is understood that costs associated with such documentation and testing shall be borne by the requesting Member.

8.3. Taxable Year and Fiscal Year. Subject to any applicable requirements of Maryland law and the Code, the fiscal year and taxable year of the Company shall be the twelve (12) month period ending on the closest Sunday to December 31. The books of the Company shall be kept on such fiscal basis for financial accounting and income tax purposes.

8.4. Reports.

8.4.1. As soon as available, but in any event within one hundred (120) days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the accounting year then ended: (i) financial statements of the Company, which statements shall be audited if any Member (or Affiliate thereof) is a publicly traded company, prepared in accordance with the systems and procedures described above by the accountant selected by the Manager including a balance sheet as of the end of the fiscal year, and statements of income, Members’ equity, and cash flows for the fiscal year, and (ii) a summary of any fees or other remuneration or any reimbursement paid to any Member or Affiliate in respect of such taxable year.

8.4.2. As soon as available, but in any event within forty-five (45) days after the end of each month, the Manager shall also provide each Member with (i) unaudited comprehensive, written monthly reports regarding the financial operations, marketing, occupancy, rental rate, ancillary services, and development activities of the Company and the Gaming Facility and (ii) timely notice of all material events, notices and correspondence with respect to the Gaming Facility and/or the Company. Such unaudited monthly financial information shall be prepared in accordance with the systems and procedures described above. The monthly reports shall include such other and further income reports and schedules as may reasonably be requested by the Member(s). As soon as available, but in any event within forty-five (45) days after the end of each month, the Manager shall provide Members with a certification regarding financial reporting during the previous fiscal month including certification as to reconciliation of accounts and that the financial reporting is complete and accurate. Manager shall inform the Members as soon as identified and known by Manager of any significant noncompliance with its internal controls over financial reporting or instances of fraud relating to or affecting the Gaming Facility.

8.4.3. If certified financial statements are obtained for the Company by any Member for any reason, such financial statements shall be delivered to all Members within thirty (30) days of the receipt thereof by the Member.

8.4.4. The parties acknowledge and agree that the provisions of this Section 8.4 shall be subject to the applicable provisions of Maryland law with respect to gaming operations. In the event the deadlines contemplated by this Section 8.4 shall require adjustment such that the Members shall be in compliance with applicable Maryland law, the Members hereby agree to cooperate in good faith to meet the requirements of such law.

8.5. Special Basis Adjustment. In the case of a distribution of property made in the manner provided in Section 734 of the Code, or in the case of a transfer of an Interest permitted by this Agreement made in the manner provided in Section 743 of the Code, upon the request of a Member, provided the Members agree that the election would benefit the Members, the Manager, on behalf of the Company, shall file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulations. If such an election is filed, the Manager will be required to provide any additional accounting or tax information with respect to any adjustment to basis for any Member. The Manager agrees to give to the Members such information as the Members may reasonably request as to the effects of any such Section 754 election. Any additional expense resulting from an adjustment of the Company assets that specifically relate to or results from a Member transaction shall be borne by the electing Member.

8.6. Certain Tax Matters.

8.6.1. The Manager shall prepare or cause to be prepared, and shall file or cause to be filed, on or before the due date (giving effect to any extension thereof), all federal, state or local tax returns required to be filed by the Company. Copies of all Company tax returns shall be submitted to each Member for review fifteen (15) days prior to the statutory dates for filing if filed on or before the original due date or thirty (30) days if filed on or before an extended due date.

8.6.2. The Manager shall be the tax matters partner, as that term is defined in the Code and shall, in consultation with the Board, make all elections for tax purposes.

8.7. Title to Company Property. Subject to the applicable provisions of Maryland law with respect to gaming operations, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

SECTION IX

CONFIDENTIALITY

9.1. Confidentiality.

9.1.1. The Members understand and agree that the financial terms and conditions of this Agreement and the substance of this Agreement are and shall remain confidential, and shall be communicated and available only to such employees or agents of a Member with a legitimate business need to know such terms and conditions. Each party shall be responsible for any breach of this Section by such party’s employees, related companies and/or agents and each such party shall cooperate with the other party to remedy the breach.

9.1.2. In view of the nature of information which each Member may receive about the other Member’s core business during the relationship, the Members hereby agree that each party shall not disclose any unauthorized information to any person or persons and further agree that any violation, or other threatened violation of this Agreement, could cause irreparable damage to a Member, the Company, their respective Affiliates and subsidiary companies. The term “confidential” as used herein includes but is not limited to: (a) financial condition and projections (including balance sheets, income statements etc.); (b) technical information (including functional and technical specifications, designs, drawings, analysis, research, processes, etc.); (c) business information (including sales and marketing and customer lists); (d) any other valuable information designated as confidential expressly or by the circumstances in which it is provided and/or (e) is of such a nature that the receiving party should reasonably understand that the disclosing party desires to protect such information against unrestricted disclosure.

9.1.3. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude disclosures necessary to comply with accounting standards and applicable securities and other laws and regulations including disclosures made in order to comply with the regulations of the United States Securities and Exchange Commission; provided, however, that any such disclosure proposed to be made pursuant to this paragraph shall include only such information as is required by law to disclose. If a Member is requested by a governmental agency or entity or other third person to disclose any confidential information, it will promptly notify Company to permit the other Member to seek a protective order or take other appropriate action. Each Member will also cooperate in the other Member’s efforts to obtain a protective order or take other appropriate action, except to the extent that doing so would be reasonably likely to impact such Member’s relationship with the applicable gaming regulators or affect its gaming license.

SECTION X

COVENANTS AND REPRESENTATIONS OF THE MEMBERS

10.1. Representations and Warranties of the Manager. The Manager hereby represents, warrants, and covenants that it and its Affiliates are experienced in the field of construction, development, management, and other aspects normally associated developments such as the Project (including the Gaming Facility) and shall provide such functions hereunder in a professional and appropriate manner.

10.2. General Representations. Each party hereto represents and warrants to the Company and each other Member that:

10.2.1. It has been duly authorized to execute and deliver this Agreement.

10.2.2. This Agreement is enforceable against each such party in accordance with its terms.

10.2.3. It has the full right and legal authority to enter into and fully perform the duties described in this Agreement in accordance with its terms.

10.2.4. It has the financial, legal and other necessary capacity to perform the functions described in this Agreement.

10.2.5. It will comply with all applicable rules, laws, regulations, ordinances and safety standards applicable to the Gaming Facility.

10.2.6. To the best of its knowledge, it has no reason to believe that the Company, its Members or their respective Affiliates will not receive any gaming license, approval or permit necessary for the consummation of the transactions contemplated by this Agreement.

10.3. Gaming Licensing Matters. Each Member covenants to use its commercially reasonable efforts to diligently obtain all state and local licenses, including gaming licenses, necessary to conduct gaming operations in the Gaming Facility. The Members agree to provide each other with copies of all applications, reports, letters and other documents filed or provided to the state or local licensing authorities, unless such materials contain confidential or proprietary information, in which case, written certification to the other parties that such materials have been filed shall be provided in lieu of copies thereof. The Members shall provide all reasonable cooperation with any investigation by any gaming authority having jurisdiction over any Member or any Affiliate of any Member. Each Member shall cause any transferee of any portion of its Interest likewise to so cooperate or to agree to so cooperate. Each Member agrees that it shall not take any action or omit to take any action that would have the effect of adversely affecting any gaming license, approval or permit held by any Member. The Members and their Affiliates, to the extent reasonably necessary, in connection with any review of this Agreement by the Agency shall execute and deliver any further documents or instruments, including amendments to this Agreement, as the Agency may reasonably require and which do not alter the terms of this Agreement in a manner unfavorable to any of the Members. Each Member acknowledges that monetary damages alone would not be adequate compensation for a breach of this Section 11.3, and the Members agree that a non-breaching Member shall be entitled to seek a decree or order from a court of competent jurisdiction for specific performance to restrain a breach or threatened breach of this Section 11.3 or to require compliance by a Member with this Section 11.3, as well as enforcing the rights and obligations pursuant to Section 12.1 hereof.

SECTION XI

GENERAL PROVISIONS

11.1. Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

11.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “Notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, via reputable overnight courier service, or via facsimile or other electronic transmission with confirmed receipt. Any notice to be given hereunder by the Company shall be given by the Manager. A notice must be addressed to a Member at the Member’s last known address on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

11.3. Specific Performance; Damages. The parties recognize that irreparable injury may result from a breach of any provision of this Agreement and that money damages may be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) may be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach. Notwithstanding anything to the contrary in this Agreement, in no event shall a Member be liable to the Company or another Member for consequential or punitive damages.

11.4. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

11.5. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Maryland.

11.6. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

11.7. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

11.8. Jurisdiction and Venue. Any suit involving any dispute or matter arising under this Agreement may only be brought in a Federal Court in the State of Maryland without giving effect to principles of conflicts of law and all Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

11.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

11.10. Severability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

11.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

11.12. No Third Party Beneficiaries. Except as expressly provided in Sections 6.5, nothing in this Agreement shall be construed as implying or intending any third party beneficiaries to this Agreement.

11.13. Costs of Company. The Company shall reimburse each of the Members for all of their cost and expenses (including reasonable attorneys fees and travel costs) in conducting due diligence on the Company and the assets/property it intends to acquire that are incurred after the execution of this Agreement and as reasonably determined necessary by the Board in pursuing the Company’s closing on the Agreement it has entered into with MEDCO.

11.14. Brokerage Commissions. Each party represents and warrants that it shall be responsible for paying its own brokerage commissions relating to the Asset Purchase Agreement and the transactions contemplated by this Agreement, and that the Company shall in no way, directly or indirectly, be responsible for such commissions. Notwithstanding the previous sentence, the Members agree that the Company shall be responsible for paying any commissions due to Dynamic Play with respect to the raising of funds necessary to close on the Asset Purchase Agreement.

11.15. Refund of the Video Lottery Operation License. Notwithstanding anything herein to the contrary, if the Maryland Video Lottery Facility Location Commission (or any such governmental body charged with refunding the initial license fee) refunds the $2,100,000 initial license fee to the Company, such fee shall be refunded to Lakes within 24 hours after the Company receives such refund from the Maryland Video Lottery Facility Location Commission (or any such governmental body charged with refunding the initial license fee).

SECTION XII

SUITABILITY

12.1. Suitability.

12.1.1. The Members recognize and agree that, in order for the Company and/or a subsidiary and/or Affiliate of the Company, to successfully enter into and maintain one or more applicable gaming licenses and/or permits from the applicable authorities, including the Agency (each an “Authority”), the principals of each Member shall be required to have their backgrounds approved. As used herein, the approval of a person’s or entity’s background by any Authority shall be referred to herein that such person or entity is “suitable”.

12.1.2. In the event an Authority makes a final, non-appealable determination that any Member (or any principal/member of a Member) does not meet the standards for the approval of such Member’s background by the Authority and has not been found suitable or revokes, suspends or cancels such Member’s suitability (including through the revocation, suspension or cancelation of any applicable license, permit or the like), or such Member withdraws its suitability application or voluntarily surrenders its applicable license or permit, then such Member (“Non-Suitable Member”) shall no longer have any voting rights in the Company. Upon such determination, revocation, suspension, cancelation withdrawal or surrender, the Non-Suitable Member shall have 120 days to enter into definitive documentation to sell its Membership Units to a third party, subject to Article VI, and a reasonable time thereafter to close on such sale (not to exceed 180 days). If the Non-Suitable Member fails to enter into such definitive documentation and to close such sale within such time periods, it will be deemed to offer its Membership Units in the Company for sale to the other Member (the “Suitable Member”) at a price as hereinafter set forth. Such offer shall be and remain open for a period of 60 days (or such shorter time period as may be required by an Authority) from the date it is deemed to have offered such sale to the Suitable Member. During such period, the Non-Suitable Member and the Suitable Member shall attempt to reach agreement on the value of the Membership Units of the Non-Suitable Member. If the parties reach an agreement as to the value of the Non-Suitable Member’s Membership Units, the Suitable Member shall have 60 days to decide whether to accept or reject the Non-Suitable Member’s offer to see its Membership Units to the Suitable Member. If the parties are not able to reach agreement, then the Non-Suitable Member shall appoint an appraiser, the Suitable Member shall appoint a second appraiser and the two appraisers shall appoint a third independent appraiser. The independent appraiser shall then determine the value of the Non-Suitable Member’s Membership Units. The purchase price shall be equal to 90% of the value determined by the independent appraiser.

12.1.3. The Membership Units of the Non-Suitable Member shall be transferred to the Suitable Member and the Suitable Member shall pay the purchase price in immediately available funds to the Non-Suitable Member on or before the date which is one hundred eighty (180) days (or such shorter time period that may be required by an Authority) after the final determination of the Authority (the “Closing”). At Closing, the Non-Suitable Member shall execute such assignments and other documents to fully vest the Suitable Member with all of the Membership Units of the Non-Suitable Member in the Company. Further, at Closing, the Company shall repay any Member Loans and Priority Loans made by the Non-Suitable Member to the Company and the Non-Suitable Member shall repay the Company any loans made to it by the Company.

12.1.4. Notwithstanding the foregoing, in lieu of being bought out of the Company, a Non-Suitable Member can remain as a Member in the Company and stay in compliance if it satisfies the Authority within the time frame provided by the Authority that it has taken such action to become suitable (i.e. by removing any principal, officer, director, member, or other person who does not satisfy the suitability standards of the gaming authorities). The Members hereby agree to take any such reasonable action required by the Authority to become and remain suitable.

12.2 Regulatory Issues. In the event that a Member’s (the “Regulatory Affected Member”) board of directors, after due diligence investigation (including speaking with the applicable gaming authorities), reasonably and in good faith determines that its association with the other Member jeopardizes any license, permit or suitability finding it currently has or for which the Regulatory Affected Member has applied, then the Regulatory Affected Member shall, upon written notice to the remaining Member, be entitled to sell its Membership Interest to a third party of its choosing, provided that the transfer complies with Article VI (except Section 6.1.1.6, for which the consent will be deemed to have been granted pursuant to this Section).

ARTICLE XII

DISPUTES / BUY-SELL

13.1 Buy / Sell – Disputes. Provided that Addy funded its entire Additional Capital Contribution, then:

13.1.1 In the event of any good faith dispute with respect to a Major Action where the Members, despite the exercise of good faith efforts by such parties, fail to reach agreement upon the approval or disapproval of such Major Action (a “Buy/Sell Trigger Event”), then either Member may deliver a non-binding written notice to the other Member (a “Buy/Sell Intent Notice”) indicating that it desires to institute the buy/sell procedure set forth in this Section 13.1.

13.1.2 If a Buy/Sell Trigger Event occurs and for any reason in their sole and absolute discretion the Members fail to reach a binding resolution of the differences which led to the receipt of such Buy/Sell Intent Notice within sixty (60) days after the delivery of such Buy/Sell Intent Notice, unless extended by mutual agreement in each party’s sole and absolute discretion as to the process of the negotiations (the “Resolution Period”), then the Member that delivered the Buy/Sell Intent Notice may institute the buy/sell procedure set forth in Section 13.1.3 below. If the Member that delivered the Buy/Sell Intent Notice does not institute the buy/sell procedure within ten (10) days after the Resolution Period expires, then such Buy/Sell Intent Notice shall be void and have no further force and effect, but any Member shall be entitled to send a new Buy/Sell Intent Notice in accordance with the procedures of this Section 13.1.

13.1.3 If either Member shall institute the buy/sell procedure, then:

13.1.3.1 The Member (or Members) instituting the procedures is (are), for purposes of this section, hereinafter called “Offeror Member” and the other Member (or Members) is (are), for purposes of this section, hereinafter called “Offeree Member.”

13.1.3.2 The Offeror Member shall deliver to the Offeree Member an offer (“Buy/Sell Offer”) in writing, stating the purchase price and all other material terms and conditions under which the Offeror Member is willing to purchase the interest in the Company of the Offeree Member. Such price shall be stated in terms of the price attributable to 100% of the value of the Company. The Offeree Member then shall be obligated either:

(a) To purchase the interest of the Offeror Member in the Company at a price equal to the one hundred percent (100%) value referred to above multiplied by the Offeror Member’s Membership Units in the Company; or

(b) To sell to the Offeror Member the interest of the Offeree Member in the Company at a price equal to the one hundred percent (100%) value referred to above multiplied by the Offeree Member’s Membership Units in the Company.

The Offeree Member shall give written notice of such election to the Offeror Member within thirty (30) days after receipt of the offer. Failure of the Offeree Member to give the Offeror Member notice that the Offeree Member has elected under subsection (i)(a) above shall be conclusively deemed to be an election under (i)(b) above. Within fifteen (15) business days after determination of whom the purchasing party will be, the purchasing party shall deliver to the selling party a deposit in an amount equal to the lesser of (a) Five Million Dollars ($5,000,000), or (b) 10% of Purchase Price, which shall be credited to the Purchase Price at closing (the “Buy/Sell Deposit”).

If there shall be more than one purchaser, such purchasers shall purchase the Member Interests of the sellers in the proportion that their Member Interests bears to each other, unless agreed otherwise.

(i) The closing of a purchase pursuant hereto shall be held at a mutually acceptable place on a mutually accepted date not more than ninety (90) days after receipt of the written notice of the Offeree Member’s election above; provided, however, a purchasing party can extend such closing date for such time as is reasonably necessary to obtain any required regulatory approvals (provided the selling party and purchasing Party are diligently pursuing the same). At such closing, the selling party shall assign to the purchasing party the Membership Units in the Company so sold free and clear of all liens, claims, and encumbrances. The purchasing party shall pay one hundred percent (100%) of the purchase price (less the Buy/Sell Deposit) in cash or by a cashier’s or certified check from a bank acceptable to the selling party at the closing. At the closing, the purchasing party shall obtain the release of the selling party from all obligations of the Company which may have been personally guaranteed by the selling party or any of its members. If such releases cannot be obtained, the purchasing party shall personally indemnify the selling party.

(ii) If either the Offeror Member or the Offeree Member elects, pursuant to Section 13.1.3.1 hereof, to purchase the interest of the other in the Company but thereafter does not close the purchase of such interest pursuant hereto (or fails to put up the Buy-Sell Deposit in the time frame required in (i) above), then such party shall be deemed to be in default and the other party in addition to his rights and remedies, may (i) continue the Company, (ii) purchase the interest in the Company of the defaulting party at the purchase price determined by multiplying the defaulting party’s percentage of

Membership Units in the Company by the purchase price attributable to one hundred percent (100%) of the Company as set forth in the offer, or (iii) sell the assets or Interests of the Company to a third party or parties with the defaulting Member waiving its right of first refusal otherwise granted herein. The purchase price shall be paid as provided in Subsection (ii) above.

13.1.4 At the closing:

13.1.4.1 Selling Party shall deliver to Purchasing Party, or any affiliate thereof, an assignment of the interest to be sold pursuant to the provisions hereof (or deeds or other instruments if applicable), which assignments, deeds or other instruments shall (i) be sufficient to transfer the same, (ii) contain the warranty of Selling Party that Selling Party has (and Purchasing Party shall acquire thereunder) good title to such interest, free and clear of all liens, encumbrances, claims, rights and options of any kind or character whatsoever (but in each case subject to applicable provisions of this Agreement and encumbrances then currently or thereafter encumbering the Project), and (iii) not contain any other representations or warranties on the part of the Selling Party;

13.1.4.2 Purchasing Party shall deliver to Selling Party by wire transfer of immediately available federal funds the Final Buy/Sell Purchase Price, determined as set forth above, as adjusted by the prorations and credits set forth below;

13.1.4.3 Payment of any transfer, gains or similar taxes arising out of the transfer of to Purchasing Party shall be in accordance with local practice and each party shall pay its own legal costs and expenses; and

13.1.4.4 the Company shall repay any Member Loans and Priority Loans made by the Selling Party or Selling Parties to the Company and the Selling Party or Selling Parties shall repay the Company any loans made to it by the Company.

The Members acknowledge and agree that time is of the essence with respect to each time period stated in this Section 13.1

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBERS:

WITNESS/ATTEST:	LAKES MARYLAND DEVELOPMENT, LLC a Minnesota limited liability company

/s/ Janice Saeugling	By:	/s/ Damon Schramm
Name: Damon Schramm, its Secretary

WITNESS/ATTEST:	ADDY ENTERTAINMENT, LLC, a Wyoming limited liability company

/s/ Henry Jimenez	By:	/s/ William Correa
Name: William Correa, its Manager

EXHIBIT A

ARTICLES OF ORGANIZATION

OF

EVITTS RESORT, LLC

ARTICLES OF ORGANIZATION

The undersigned, with the intention of creating a Maryland Limited Liability Company files the following Articles of Organization:

(1)	The name of the Limited Liability Company is: EVITTS RESORT, LLC

(2)	The purpose for which the Limited Liability Company is filed is as follows: Own property and assets associated with VLT operations and licensure in Maryland, maintain VLT license and provide management and operations of property and assets and all other legal activities.

(3)	The address of the Limited Liability Company in Maryland is 2314 Annapolis Ridge Court, Annapolis, Maryland 21401

(4)	The resident agent of the Limited Liability Company in Maryland is Enrique M. Melendez Whose address is 2314 Annapolis Ridge Court, Annapolis, Maryland 21401

(5) /s/ Enrique M. Melendez	(6) /s/ Enrique M. Melendez
Signature(s) of Authorized Person(s)	Resident Agent I hereby consent to my designation in this document

Filing party’s return address:

(7) Enrique M. Melendez
2314 Annapolis Ridge Court
Annapolis, Maryland 21401

STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the 21 page document on file in this office, DATE: 9-20-11

STATE DEPARTMENT OF ASSRSSMENTS AND TAKATION

By: /s/    Kimberly V. Johnson, custodian This stamp replaces our previous certification system, Effective: 6/95

EXHIBIT B

LIST OF MEMBERS, CAPITAL, AND MEMBERSHIP UNITS2

Name and Address	Current Capital Contribution	Membership Units	Percentage of Outstanding Membership Units

Lakes Maryland Development, LLC	$2,105,000	182,222	91.11%
130 Cheshire Lane
Minnetonka, MN 55305

Addy Entertainment LLC	$205,364	17,778	8.99%

[2]	The Members acknowledge that the Current Capital Contributions listed in this Exhibit B represent the amounts contributed as of September 22, 2011.